EXHIBIT 24(b)(9)

                  OPINION AND CONSENT OF MICHELE DRUMMEY, ESQ.

April 26, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

RE:  PHLVIC Variable Accumulation Account

     PHLVIC Variable Insurance Company

     Post Effective Amendment No. 11 to Registration Statement filed on Form N-4

     File Nos. 333-48140 and 811-08914


Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 11 to Registration Statement No. 333-48140 ("PEA No. 11") filed on Form N-4 under the Securities Act of 1933 for PHL Variable Insurance Company's individual fixed and variable annuity contract ("Contract"). PHL Variable Accumulation Account issues the Contract.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 11 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. PHLVIC Variable Accumulation Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 11.

                                 Yours truly,

                                 By:  /s/ MICHELE DRUMMEY
                                      ------------------------------------------
                                       Michele Drummey
                                       Counsel for PHLVIC